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                                                                   Exhibit 10.12

                              SEPARATION AGREEMENT

            The parties to this Separation Agreement (this "Agreement") are Steven A. Lupinacci ("Employee") and Diedrich Coffee, Inc., a Delaware corporation ("Employer"), who agree and state that:

            A. Employee has been employed by Employer in the position of President, Chief Executive Officer and Chief Financial Officer since January 1993.

            B. Employer and Employee entered into that certain Employment Agreement, dated as of June 29, 1995 (the "Employment Agreement").

            C. Employee resigned his positions with Employer as President, Chief Executive Officer, Chief Financial Officer and director effective as of March 12, 1997, to pursue other interests.

            D. Employer and Employee desire to terminate the Employment Agreement and exchange the consideration set forth below upon the terms and conditions set forth below in full satisfaction of Employer's and Employee's rights and obligations set forth in the Employment Agreement.

            THEREFORE, in exchange for the terms, promises, and obligations of Employer and Employee made in this Agreement:

            1. PAYMENT. Employer agrees to pay Employee a separation amount, the total amount of which is one hundred sixty-two thousand, six hundred seventy-seven and 67/100 dollars ($162,677.67) (the "Separation Amount"), which amount includes all accrued vacation ($5,348.90). Employer agrees to pay Employee the Separation Amount in three payments. The first payment shall be in the amount of $75,000 and shall be paid immediately upon the effectiveness of this Agreement. The second payment shall be in the amount of $43,838.83 and shall be due on Tuesday, March 31, 1998. The final payment shall be in the amount of $43,838.84 and shall be due on Monday, June 29, 1998.

            Notwithstanding the foregoing, upon the occurrence of a Change of Control (as defined below), all unpaid amounts owing or to become owing to Employee under this Agreement shall be and become immediately due and payable without notice, demand or presentment (all of which are hereby expressly waived by Employer). "Change of Control" means a sale of all or substantially all of the assets of Employer or a merger in which Employer will not continue as a surviving corporate entity engaged in a substantially similar business as that which it is engaged in immediately prior to such merger. All payments due under this Section 1 shall be made in immediately available funds.

            For purposes of the Stock Option Plan and Agreement dated June 29, 1995 between Employer and Employee (the "Option Agreement") which survives this Agreement, Employee's employment termination date is March 12, 1997. Employer and Employee acknowledge that, pursuant to the Option Agreement and subject to the terms and conditions contained therein, Employee has options to purchase 79,183 shares of Employer's common stock at an exercise price of $1.45 per share. These options are exercisable as provided in the Option Agreement and shall terminate on March 12, 1999.

            Employee acknowledges and agrees that the Separation Amount shall be the sole amount paid to him and he shall have no entitlement or claim to any further compensation or benefits from Employer, including without limitation, salary, bonuses, incentive compensation,
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accrued vacation payments, severance, unvested pension benefits, employer-paid health benefits or any other employment benefits. Nothing contained herein shall affect Employee's entitlement to any benefits available pursuant to the Consolidated Omnibus Budget Reconciliation Act.

            2. ADEA WAIVER AND RELEASE. Employee specifically agrees to release any and all claims, rights and/or remedies arising under the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act (OWBPA). In compliance with the ADEA and OWBPA:

            (A) Employee acknowledges that, prior to signing this Agreement, a period of 21 days was given to consider its provisions;

            (B) Employee acknowledges that he is entitled to revoke this Agreement within seven (7) days after its execution; it is not effective or enforceable until this seven-day revocation period has expired; it shall not become effective until the eighth (8th) day after its execution by the parties; and

            (C) Employee acknowledges that he has been advised to consult with an attorney prior to signing this Agreement.

            3. COOPERATION AND ASSISTANCE. Employee agrees to provide reasonable assistance to Employer as requested by and at the expense of Employer to affect a smooth and orderly transition and continuation of the business of Employer.

            Employee will, at Employer's expense, reasonably cooperate with and assist Employer, its agents, owners, employees, and attorneys in the preparation and/or defense and/or pursuit of any litigation involving Employer, and, in addition, with respect to any issues related to his employment by Employer, his performance as an employee/officer of Employer, or any related matters, except as he may be prevented by law or if Employee has one or more defenses which (a) differ from those of Employer and (b) based upon the advice of counsel, Employee's cooperation pursuant to this section could reasonably be expected to impair or eliminate any such defense or defenses.

            4. NON SOLICITATION OF EMPLOYEES. Employee agrees not to solicit or encourage employees of Employer to leave employment of Employer during the period for which Employee is receiving the Separation Amount from Employer (i.e., through June 29, 1998). During such period, if Employee is contacted by employees of Employer with regard to employment opportunities with Employee, Employee agrees to inform such employees at the first discussion thereof that Employee cannot encourage, follow up on, hire or promote the hiring of such employees unless consent is provided to Employee by the Board of Directors of Employer to continue such discussions.

            5. TRADE SECRETS AND CONFIDENTIAL INFORMATION. During the term of Employee's employment with Employer, Employee had access to and became familiar with various trade secrets and other confidential information including, but not limited to, coffee roasting recipes and processes, proposals, computer software or programming, budgets or other financial information, product pricing, growth strategies, contracts, and compilations of confidential information, data and records which are owned by Employer and which are regularly used in the operation of the business of Employer (the "Proprietary Information"). Employee agrees not to disclose any of the Proprietary Information, directly or indirectly, nor use it in any way, except as required by order of a court of competent jurisdiction or a federal governmental agency. All files, records, documents, data, and similar items relating to the Proprietary Information or to the business of Employer, whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of Employer. Employee agrees not to


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remove from the premises or otherwise take, procure, or copy this property of
Employer under any circumstances whatsoever. Employee represents and warrants that prior to or concurrently with the execution of this Agreement, he will return to Employer any of said property in his possession.

            6. RESTRICTIVE COVENANT. Throughout the period for which Employee is receiving the Separation Amount (i.e., through June 29, 1998), Employee shall not for any reason, directly or indirectly, by any means or device whatsoever, for himself or on behalf of, or in conjunction with any person, partnership or corporation, engage in or participate in any activity involving the marketing, sale or distribution of coffee and/or coffee-derived products which is in competition with the business of Employer in California, Texas and Colorado.

            Employee acknowledges that he fully understands the restrictions imposed by this Agreement, that Employer is providing the Separation Amount to compensate Employee for this restriction, and this restriction will not preclude Employee from becoming gainfully employed following the period for which he accepts the Separation Amount. Employee and Employer acknowledge the reasonableness of the covenant not to compete and the reasonableness of the geographic area and duration of time which are a part of this covenant.

            7. INTEGRATED AGREEMENT. Employee represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any representation or statement not set forth herein made by Employer or by its agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including the Employment Agreement.

            8. MODIFICATION. There may be no amendment or modification of this Agreement except in a writing signed by both parties.

            9. CHOICE OF LAW. This Agreement and the rights and obligations hereunder shall be governed by, and construed and interpreted in all aspects in accordance with, the internal laws of the State of California.

            10. SEVERABILITY. If any of the provisions in this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect.

            11. ATTORNEYS' FEES. In the event any party hereto shall be required to enforce or interpret the terms of this Agreement in any action or proceeding, the prevailing party shall be entitled to recover all costs and expenses, including without limitation, its reasonable attorneys' fees and costs incurred in litigation.

            12. VOLUNTARY AGREEMENT. Employee and Employer acknowledge that they have carefully read and fully understand the terms of this Agreement, which they voluntarily execute in good faith and deem to be a fair and equitable settlement of all matters between them. Employer and Employee represent that: (i) they are represented by the attorneys of their choice; (ii) prior to the execution of this Agreement each party's attorney reviewed this Agreement, made all desired changes, and approved this Agreement as to substance and form; (iii) the terms of this Agreement and its consequences (including risks, complication and costs) have been fully explained to them by their attorneys; and (iv) they freely signed the Agreement.

            13. BINDING AGREEMENT. This Agreement shall be binding upon the parties and upon their heirs, administrators, representatives, executors, successors and assigns, and shall


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inure to the benefit of the parties and each of them, and to their heirs, administrators, representatives, executors, successors and assigns.

            14. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

            15. EFFECTIVENESS. This Agreement shall become effective on the eighth (8th) day following the date on which Employer and Employee exchange executed counterparts of this Agreement.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year set forth below.

Dated:  May 13, 1997

                                          /s/ Steven A. Lupinacci
                                    ----------------------------------------
                                          Steven A. Lupinacci
Dated:  May 13, 1997

                                    Diedrich Coffee, Inc.


                                    By:      /s/ Lawrence Goelman
                                        ------------------------------------
                                          Lawrence Goelman
                                          Chairman of the Board


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